Exhibit 99.1

For Immediate Release

Innovative Card Technologies Completes $11.3 Million Private Equity Financing

Funds Earmarked for DisplayCard Production and nCryptone Assets Acquisition

Los Angeles May 30, 2006 - Innovative Card Technologies (OTC: INVC.OB), developers of the breakthrough one-time-password (OTP) DisplayCard for secure online transactions, announces the closing today of a $11,356,500 private equity financing. The Company issued 3,785,500 shares of common stock to a select group of institutional investors in the private placement for a price of $3.00 per share. T.R. Winston & Company acted as placement agent for the securities sold in this transaction.

The $11.3 million will be used to retain and extend global exclusivity agreements with strategic partners and vendors; research and develop new applications utilizing the company’s proprietary Power Inlay Technology; secure materials for DisplayCard production; finance the company’s acquisition of the DisplayCard assets from nCryptone, and for general corporate purposes.

“Initial response by banks and token manufacturers for the one-time-password DisplayCard is exceptionally strong. This financing enables us to ramp up production and meet their projected demand,” said John A. Ward, III, Chairman of Innovative Card Technologies. “The DisplayCard provides a secure online solution for dual-factor authentication that is both convenient and cost-effective for banking, e-commerce and enterprise.”

Innovative Card Technologies’ ISO-compliant DisplayCard enables cardholders to generate and display a dynamic passcode for one-time use. During a home banking login, online merchant checkout or enterprise systems login, the cardholder obtains a new, unique eight-digit number by pressing a button on the card. As prompted, the cardholder then enters the number, proving the presence of the card, and completes the transaction. By utilizing the DisplayCard, banks, enterprise and retailers can strengthen security by enabling dual-factor authentication (when paired with an existing static password).

The Federal Financial Institutions Examinations Council (FFIEC) has issued a recommendation for all U.S. financial institutions to institute multi-factor ID authentication by December 31, 2006.

About Innovative Card Technologies
Innovative Card Technologies (OTC: INVC.OB) develops breakthrough online security solutions. Its one-time-password (OTP) DisplayCard is powered by its proprietary Power Inlay Technology. This technology enables a wafer-thin chip, battery, circuit and switch to generate a dynamic OTP in a standard credit-card form factor. Channel partners include Gemplus and Visa International. With marketing partner Visa International, Innovative Card Technologies will introduce banking institutions to its patented Power Inlay Technology that could be used for a variety of purposes, including a payment card with a dynamic OTP for authentication. www.incardtech.com

For more information:
Media Relations
Susan Roush
20-80 PR
Tel.: 818.222.8330
Email: susan_roush@20-80PR.com

Investor Relations
Jose Castaneda
Tel.: 720.733.0052
Email: srgllc@msn.com

This press release contains forward-looking statements. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements.